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                                OFFER MEMORANDUM

The following are the terms under which Predict It, Inc. (the "Corporation") offers to employ Geordie Pace as Senior Vice President, Product Development at Predict It, Inc.

Responsibilities--Mr. Pace's responsibilities will include but not be limited to managing the development of all creative and editorial content as it pertains to the Corporation's internet properties. Mr. Pace will also be expected to actively contribute to the Corporation's marketing, technology, and business strategy functions. Mr. Pace will report to Andrew Merkatz, in his role as President.

Base Salary--$115,000 with increases tied to position and annual reviews.

Annual Bonus--up to $30,000 conditioned on the following: $15,000 conditioned upon the successful launch of Predict It 3.0 on or before September 30, 1999. $15,000 conditioned upon Predict It's achievement of the following site traffic statistics: May 1, 2000 Registered Users: 312,500; Page Views Monthly:
25,000,000. If achieved, these bonuses would each be paid after one full year of employment, and are contingent upon Mr. Pace's election of continued employment with the Corporation.

Stock--Options on 100,000 shares, vesting over three years, at an exercise price equal to the fair market value of the common stock on the date of grant, which shall occur within 30 days of Mr. Pace's employment commencement. The options will vest over three years with 1/3 vesting after one full year of employment, and 1/6 vesting every six months thereafter over the remaining two years.

Benefits--The Corporation maintains a benefit plan which includes health insurance, dental insurance, life insurance, 401K, and Flex Spending. Mr. Pace will be enrolled in this plan.

Vacation/Holidays--The Corporation has ten (10) paid holidays during the calendar year. In addition, Mr. Pace will receive paid time off ("PTO") in accordance with the Corporation's PTO policy. This policy, which combines vacation and sick benefits, is designed in response to our employees' needs for time off and allows for the payment of wages while off work. Each employee earns 10 hours of PTO every month. Accordingly, during a given calendar year, each employee will earn 120 PTO hours, which is the equivalent of three weeks (15 business days) of paid time off. All new employees will begin to earn PTO on their first day of employment. The amount of PTO may increase with tenure.

Confidentiality Agreement / At Will Employee--Mr. Pace will sign the Corporation's standard Confidentiality Agreement, which all employees have signed. Mr. Pace recognizes that he is an at will employee, like all new employees. He will receive periodic performance reviews to know exactly where he stands in the start-up phase. In the event that Mr. Pace is terminated by the Corporation, other than for reasons of cause, the Corporation will agree to pay to Mr. Pace severance in the amount equal to one month's salary at Mr. Pace's then current base rate plus any accrued but unpaid bonuses.

Start Date--Mr. Pace will start full time work for the Corporation on or before June 9, 1999.

By signing below, the Corporation and Mr. Pace accept and agree to these terms of employment:

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Date                       Andrew P. Merkatz, President,  Predict It Inc.

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Date                       Geordie Pace